Exhibit 99.2

Sales comparisons are presented to help investors understand the general tone of Cooper’s business. These comparisons include the impacts of acquisitions, divestitures, currency movements, etc. and are not necessarily indicative of general business trends.
Specific questions regarding these sales trends should be directed to Richard Bajenski, Vice President, Investor Relations, bajenski@cooperindustries.com, (713) 209-8610.

Sales for the three months ended on the dates shown, compared to the same period in the prior year:

	10/31/04	11/30/04	12/31/04	1/31/05	2/28/05	3/31/05
Cooper Industries	6-8%	5-7%	10%	11-13%	9-11%	8%

Electrical Products	8-10%	6-8%	11%	12-14%	10-12%	9%

Tools & Hardware	1-3%	0-2%	4%	4-6%	1-3%	1%

Observations on recent sales trends for the three months ended March 31, 2005.

Cooper Industries

Sales for the three months ended March 31, 2005 increased 8% compared with the same three months last year. Translation positively impacted revenues by 1%.

Electrical Products

Sales for the three months ended March 31, 2005 increased 9% compared with the prior year.

•	Utility spending remained strong as utilities continue to focus on maintaining their systems infrastructure.

•	Industrial and commercial market demand continued to expand, leading to increased sales of products used in abusive environments, circuit protection devices, lighting fixtures, wiring devices and support systems.

•	Retail channel sales slowed compared to the prior year’s strong demand for lighting fixtures and wiring devices.

•	European lighting and security sales reflected modest growth in European industrial markets.

•	Translation positively impacted revenue growth by 1%.

Tools and Hardware

Sales for the three months ended March 31, 2005 increased 1% compared with the prior year.

•	Improved demand for industrial hand tools offset weakness in retail sales for these products.

•	Sales of industrial power tools slowed, particularly in international markets.

•	Translation positively impacted revenue growth by 2%.

Note: Includes impacts of acquisitions and divestitures, when applicable.